NEWS RELEASE for February 4, 2004 at 8:00AM Eastern Time

Contacts: Paul S. Weiner
                  Chief Financial Officer
                  Palomar Medical Technologies Inc
                  781-993-2411
                  ir@palomarmedical.com

PALOMAR MEDICAL REPORTS RECORD REVENUES AND PROFITABILITY
FOR FOURTH QUARTER AND FISCAL YEAR 2003
Fourth Quarter Revenues Increase 35%, Net Income More than Doubles

        BURLINGTON, MA (February 4, 2004) … Palomar Medical Technologies Inc (Nasdaq:PMTI), a leading researcher and developer of light-based systems for hair removal and other cosmetic treatments, today announced financial results for the fourth quarter and year ended December 31, 2003. For the fourth quarter ended December 31, 2003, the Company’s total revenues increased by 35 percent, its product revenues increased by 26 percent and its gross profit from product sales improved by 34 percent, compared to the fourth quarter of 2002. For the year ended December 31, 2003, the Company’s total revenues increased by 37 percent, its product revenues increased by 39 percent and its gross profit from product sales improved by 61 percent, compared to the year ended December 31, 2002. The Company realized a significant increase in net income to $1.0 million, a 137 percent improvement over the fourth quarter of 2002 and for the year increased 85 times to $3.3 million from $39,000. Over the past year, product gross margins have improved significantly due to a higher margin product mix and the effects of increased sales volume. The Company has also strengthened its balance sheet since the end of last year, including more than doubling its cash position and more than tripling stockholders’ equity. The current ratio is now 2.9x, up substantially from 1.5x at the end of 2002, and there is no long-term debt.

        Chief Executive Officer Joseph P. Caruso commented, “I am pleased to report on Palomar’s progress during the fourth quarter of 2003 and the full fiscal year, which included some major milestones. A year ago, the Company announced an agreement with The Gillette Company (NYSE:G) to complete development and commercialize a patented home-use, light-based hair removal device for women. In our base business, gross margins on product sales reached 60 percent, which compares quite favorably with our competitors’ margins. And thanks to the market’s enthusiastic reception of our expanding Lux line of products, we doubled the size of our domestic sales force at the end of the year.”

        Caruso continued, “Especially encouraging is the fact that our revenues continue to increase at a rapid rate, allowing us to maintain our research and development effort. Our reputation for leading-edge technology and product reliability has resulted in increased market share for Palomar over the past two years in the expanding market for light-based cosmetic procedures, a trend we think will continue in 2004. We also expect to keep extending the applications of our technology during upcoming quarters, and the strength of our balance sheet should allow us to continue to compete strongly in this dynamic market.”

        Revenues for the quarter ended December 31, 2003, were $10.1 million, up from $7.5 million in the fourth quarter of 2002. Gross profit from product sales increased to $5.5 million (60 percent of product revenues), up from $4.1 million (57 percent of product revenues) in the year-earlier quarter. The Company reported net income of $1.0 million, or $0.06 per diluted share, for the fourth quarter of this year, versus net income of $437,000, or $0.04 per diluted share, for the fourth quarter of last year.

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Palomar — Page 2

        Revenues for the year ended December 31, 2003, were $34.8 million, up from $25.4 million for the year ended December 31, 2002. Gross profit from product sales increased to $18.3 million (58 percent of revenues), up from $11.3 million (50 percent of revenues) in the year-earlier period. The Company reported net income of $3.4 million, or $0.21 per diluted share, for the year ended December 31, 2003, versus net income of $39,000, or $0.00 per diluted share, for the year ended December 31, 2002.

        Commenting on Palomar’s ongoing program to expand its shareholder base, Chief Financial Officer Paul S. Weiner concluded, “The recent strong operating and financial performance at Palomar have been noticed by the investment community, and during 2003 we substantially increased the institutional following of the Company. We are continuing our efforts to expand our shareholder base with an ongoing program of meetings with professional money managers and analysts nationwide. We are currently scheduling our next round of meetings at this year’s Annual Meeting of the American Academy of Dermatology (AAD), to be held in Washington, DC, from February 7 to 10, 2004. To reserve a time to meet with Palomar management and/or receive product demonstrations, please contact Palomar’s Investor Relations department at 781-993-2411. At the meeting, Palomar will introduce it’s next generation of Lux pulsed-light system”

        Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 1:00 PM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (888) 339-2688 or listen to the webcast in the Investor Relations section of the Company’s website at www.palomarmedical.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 45088229 and will continue through Tuesday, February 17, 2004. A webcast replay will also be available.

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for hair removal and other cosmetic treatments. In 2003, Palomar and The Gillette Company (NYSE: G) entered into an agreement to complete development and commercialize a patented home-use, light-based hair removal device for women. New and exciting indications are being tested to further advance the hair removal market and other cosmetic applications. Palomar pioneered the optical hair removal field, when, in 1996, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. There are now millions of light-based hair removal procedures performed around the world every year in physician offices, clinics, spas and salons.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the E-mail Alerts page in the Investor Relations section of the website.

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, development and introduction of new products, and financial projections that involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2002 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Palomar — Page 3

Palomar Financial Summary (Amounts in thousands, except per share data):

Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenues:
Product revenues	$9,184,939	$7,288,655	$31,332,125	$22,548,451
Royalty revenues	192,169	177,254	840,614	2,869,085
Funded product development revenues	700,000	--	2,600,000	--

Total revenues	10,077,108	7,465,909	34,772,739	25,417,536

Costs and expenses:
Cost of product revenues	3,642,196	3,139,537	13,031,316	11,200,077
Cost of royalty revenues	76,867	70,902	336,245	1,147,635
Research and development	1,858,821	1,064,705	6,057,987	4,359,346
Selling and marketing	2,414,972	1,969,230	8,483,138	5,785,326
General and administrative	1,017,606	826,321	4,255,487	3,066,945

Total costs and expenses	9,010,462	7,070,695	32,164,173	25,559,329

Income (loss) from operations	1,066,646	395,214	2,608,566	(141,793)

Interest income	20,262	16,324	74,006	73,647
Interest expense	(1,521)	(32,723)	(28,340)	(119,379)
Other income	--	58,333	58,333	226,638

Income from operations	1,085,387	437,148	2,712,565	39,113

Benefit (provision) for income taxes	(48,000)	--	656,521	--

Net income	$1,037,387	$437,148	$3,369,086	$39,113

Net income per share:
Basic	$0.07	$0.04	$0.25	$ --

Diluted	$0.06	$0.04	$0.21	$ --

Weighted average number of shares outstanding:
Basic	14,308,537	11,534,631	13,399,178	11,372,228

Diluted	16,789,466	12,018,011	15,917,392	11,582,166

— more — Palomar — Page 4 Consolidated Balance Sheets(Unaudited)
	December 31, 2003	December 31, 2002
Assets

Current assets:
Cash and cash equivalents	$10,558,946	$4,450,076
Accounts receivable, net of allowance of $862,114 and
$553,559, respectively	6,637,246	4,047,277
Inventories	3,385,316	3,847,493
Other current assets	384,785	269,940

Total current assets	20,966,293	12,614,786

Property and equipment, net	582,898	485,286

Other assets	111,074	298,268

Total Assets	$21,660,265	$13,398,340

Liabilities and Stockholders' Equity

Current liabilities:
Note payable to related party	$ --	$1,000,000
Accounts payable	655,923	1,320,202
Accrued liabilities	4,979,896	4,619,303
Deferred income taxes	1,100,000	1,400,000
Deferred revenue	560,897	341,084

Total current liabilities	7,296,716	8,680,589

Stockholders' equity:
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued - 14,554,407 and 11,538,706 shares, respectively	145,544	115,387
Additional paid-in capital	168,267,820	162,021,265
Accumulated deficit	(154,049,815)	(157,418,901)

Total stockholders' equity	14,343,549	4,717,751

Total liabilities and stockholders' equity	$21,660,265	$13,398,340

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